UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 13, 2005
MIDWEST BANC HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-29598	36-3252484
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

501 W. NORTH AVENUE	60160
MELROSE PARK, ILLINOIS	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (708) 865-1053
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry Into Material Agreement.
EXHIBIT 3.2 Midwest Banc Holdings, Inc. Directors Deferred Compensation Plan

Item 1.01 Entry Into Material Agreement.
     On December 13, 2005, the Board of Directors of Midwest Banc Holdings, Inc. (“Midwest”) approved a Directors’ Deferred Compensation Plan (the “Plan”). All directors of Midwest and its subsidiary, Midwest Bank and Trust Company, will be able to participate in the Plan. The Plan permits directors to elect, prior to the year in which the director’s fees will be paid, to defer a specified portion of the director’s fees into a common stock account or a money market account. Deferred fees will be credited to the director’s common stock account as of the last day of each calendar quarter based upon the closing price of Midwest’s common stock on the last trading day for such quarter.
     Eligible directors who do not elect to participate in the Plan will continue to receive cash compensation for attendance at Board of Directors or committee meetings. Eligible directors who elect to participate in the Plan must choose from the following compensation options.
     Midwest will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election.
     Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the closing price of the Midwest common stock on the last trading day of the quarter.
     Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in Midwest’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of Midwest for purposes of the common stock to be paid in the future.
     If a director elects to defer receipt of directors fees in cash, Midwest will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director’s fees will be credited to this account as of the date such fees otherwise would be payable to the director.
     All amounts credited to a director’s deferred compensation account will accrue interest based on a money market account rate.
     No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of Midwest for purposes of the amount in his deferred compensation account.

     On May 31, 2005, Midwest entered into a Stock Purchase Agreement with Western Illinois Bancshares, Inc. (“WIB”), pursuant to which WIB acquired Midwest Bank of Western Illinois, Monmouth, Illinois (“MBWI”), formerly one of Midwest’s bank subsidiaries.
     The sale of MBWI closed on September 30, 2005. The sale price was $32.0 million. MBWI made a dividend distribution to Midwest, prior to the sale closing, in an amount equal to $3.9 million. Midwest delivered to WIB the proposed final adjustments pursuant to the Stock Purchase Agreement. WIB disagreed with the final adjustments on December 14, 2005. As permitted by the Stock Purchase Agreement, WIB furnished Midwest a notice to proceed into arbitration related to two disputed accounting issues to the proposed final adjustments. Midwest is evaluating WIB’s request for arbitration and has not determined whether the establishment of a reserve would be necessary or not.
     In December of 2005, the Board of Directors of Midwest and Midwest Bank and Trust Company, approved cash bonuses to the following executive officers of Midwest (who were named in the compensation table in Midwest’s 2005 annual meeting proxy statement) for services rendered in 2005:

	Bonus	2006
Name	Amount	Salary Increase
Sheldon Bernstein,
Executive Vice President
of Midwest Bank and Trust Company	$42,000	$9,245
Daniel R. Kadolph,
Senior Vice President
and Chief Financial Officer	$30,000	$5,205
Mary M. Henthorn,
Executive Vice President
of Midwest Bank and Trust Company	$42,000	$9,138

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.

	By:	/s/ Daniel R. Kadolph

Daniel R. Kadolph
Senior Vice President
Date: December 16, 2005		and Chief Financial Officer